UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
OMB Number: 3235-0145 Expires: February 28, 2009 Estimated average burden hours per response.....14.5

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 13)*

MEMC Electronic Materials, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

552715-10-4

(CUSIP Number)

Clive D. Bode Texas Pacific Group 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 (817) 871-4000	Cody L. Franklin Leonard Green & Partners, L.P. 11111 Santa Monica Boulevard, Suite 2000 Los Angeles, CA 90025 (310) 954-0438	Linda D. Barker The TCW Group, Inc. 865 S. Figueroa Street, Suite 1800 Los Angeles, CA 90017 (213) 244-0000

With copies to:

Paul J. Shim, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000	Howard A. Sobel, Esq. Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022 (212) 906-1200	Jennifer Bellah Maguire, Esq. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 (213) 229-7000	Richard A. Boehmer, Esq. O’Melveny & Myers LLP 400 South Hope Street Los Angeles, California 90071 (213) 430-6000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 9, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (3-06)

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 2 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TPG Wafer Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* 00 – Contributions of Partners of Affiliates
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* OO (Limited Liability Company)

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

2

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 3 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TPG Wafer Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* 00 – Contributions of Partners of Affiliates
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* OO (Limited Liability Company)

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 4 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TPG Advisors III, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 5 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON T3 Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 6 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON T3 Advisors II, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* Not Applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 7 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Green Equity Investors III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – Contribution of Partners
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 8 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Green Equity Investors Side III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO – Contribution of Partners
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 9 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GEI Capital III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* OO - Limited Liability Company

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 10 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON LGP Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 11 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Leonard Green & Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 12 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TCW/Crescent Mezzanine Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 13 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TCW/Crescent Mezzanine Trust III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* OO (Trust)

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 14 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The TCW Group, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* Not Applicable.
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* HC, CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 15 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TCW Asset Management Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* Not Applicable.
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* HC, CO, IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 16 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TCW/Crescent Mezzanine III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* Not Applicable.
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* OO (Limited Liability Company)

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 552715-10-4	Page 17 of 24 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON TCW/Crescent Mezzanine Partners III Netherlands, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH REPORTING	8	SHARED VOTING POWER 4,677,276 (See Items 4 and 5.)
PERSON WITH	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,677,276 (See Items 4 and 5.)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,677,276 (See Items 4 and 5.)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1% (See Items 4 and 5.)
14	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7

(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

This Amendment No. 13 (this “Amendment”) supplements Item 4 and amends and restates Item 5 of the Schedule 13D (the “Schedule”) filed on November 23, 2001, as amended by Amendment No. 1 filed on January 31, 2002, Amendment No. 2 filed on August 9, 2002, Amendment No. 3 filed on September 30, 2002, Amendment No. 4 filed on May 22, 2003, Amendment No. 5 filed on June 3, 2003, Amendment No. 6 filed on September 19, 2003, Amendment No. 7 filed on February 17, 2004, Amendment No. 8 filed on January 5, 2005, Amendment No. 9 filed on February 25, 2005, Amendment No. 10 filed on August 23, 2006, Amendment No. 11 filed on November 14, 2006 and Amendment No. 12 filed on February 12, 2007 by the Reporting Persons with respect to the Common Stock of the Company. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

Item 4.	Purpose of Transaction.

Sale of Common Stock.

On May 9, 2006, TPG Wafer Holdings LLC (“Wafer Holdings”) sold an aggregate of 11,976,526 shares of Common Stock to Citigroup Global Capital Markets Inc. (the “Sale”) pursuant to Rule 144 under the Securities Act of 1933, as amended. The price for the Sale was $60.70 per share. The Sale is expected to settle on May 14, 2007.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated in its entirety to read as follows:

(a), (b)  The Reporting Persons may be deemed to beneficially own, and have shared voting and dispositive power with respect to, up to 4,677,276 shares of Common Stock, representing in the aggregate approximately 2.1% of the outstanding shares of Common Stock of the Company. This percentage is calculated based on 224,388,480 shares of Common Stock outstanding as of April 30, 2007, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2007, and assumes the sale by the Selling Stockholders of 11,976,526 shares of Common Stock described above in Item 4 and the exercise in full of the 4,677,276 Warrants held in the aggregate by the members of Wafer Holdings.

Each of the Reporting Persons may be deemed to be part of one or more “groups” for purposes of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, but disclaims that status.

(c)          Except as described herein, no transactions in shares of Common Stock of the Company were effected during the past 60 days by the Reporting Persons and the TPG Controlling Persons or to the best of their knowledge, by any of the individuals identified in Item 2.

(d)	Not applicable.

(e)          On May 14, 2007, the Reporting Persons will cease to be the beneficial owners of more than five percent of the class of securities reported herein.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Holdings LLC is true, complete and correct.

Dated: May 10, 2007

TPG WAFER HOLDINGS LLC

By: /s/ Clive D. Bode

Name: Clive D. Bode

Title: Vice President

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Partners LLC is true, complete and correct.

Dated: May 10, 2007

TPG WAFER PARTNERS LLC

By: /s/ Clive D. Bode

Name: Clive D. Bode

Title: Vice President

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Advisors III, Inc. is true, complete and correct.

Dated: May 10, 2007

TPG ADVISORS III, INC.

By: /s/ Clive D. Bode

Name: Clive D. Bode

Title: Vice President

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors, Inc. is true, complete and correct.

Dated: May 10, 2007

T3 ADVISORS, INC.

By: /s/ Clive D. Bode

Name: Clive D. Bode

Title: Vice President

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors II, Inc. is true, complete and correct.

Dated: May 10, 2007

T3 ADVISORS II, INC.

By: /s/ Clive D. Bode

Name: Clive D. Bode

Title: Vice President

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors III, L.P. is true, complete and correct.

Dated: May 11, 2007

GREEN EQUITY INVESTORS III, L.P.

By: GEI Capital III, LLC, its General Partner

By: /s/ John Danhakl

Name: John Danhakl

Title: Manager

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GEI Capital III, LLC is true, complete and correct.

Dated: May 11, 2007

GEI CAPITAL III, LLC

By: /s/ John Danhakl

Name: John Danhakl

Title: Manager

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to LGP Management, Inc. is true, complete and correct.

Dated: May 11, 2007

LGP MANAGEMENT, INC.

By: /s/ John Danhakl

Name: John Danhakl

Title: Vice President

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Leonard Green & Partners, L.P., is true, complete and correct.

Dated: May 11, 2007

LEONARD GREEN & PARTNERS, L.P.

By: LGP Management, Inc., its General Partner

By: /s/ John Danhakl

Name: John Danhakl

Title: Vice President

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors Side III, L.P. is true, complete and correct.

Dated: May 11, 2007

GREEN EQUITY INVESTORS SIDE III, L.P.

By: GEI Capital III, LLC, its General Partner

By: /s/ John Danhakl

Name: John Danhakl

Title: Manager

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III, L.P. is true, complete and correct.

Dated: May 10, 2007

TCW/CRESCENT MEZZANINE PARTNERS III, L.P.

By: TCW/Crescent Mezzanine III, LLC, its general partner

By: /s/ Linda D. Barker

Name: Linda D. Barker

Title: Authorized Signatory

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III Netherlands, L.P. is true, complete and correct.

Dated: May 10, 2007

TCW/CRESCENT MEZZANINE PARTNERS III NETHERLANDS, L.P.

By: TCW/Crescent Mezzanine III, LLC, its general partner

By: /s/ Linda D. Barker

Name: Linda D. Barker

Title: Authorized Signatory

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Trust III is true, complete and correct.

Dated: May 10, 2007

TCW/CRESCENT MEZZANINE TRUST III

By: TCW/Crescent Mezzanine III, LLC, its managing owner

By: /s/ Linda D. Barker

Name: Linda D. Barker

Title: Authorized Signatory

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to The TCW Group, Inc. is true, complete and correct.

Dated: May 10, 2007

THE TCW GROUP, INC.

By: /s/ Linda D. Barker

Name: Linda D. Barker

Title: Authorized Signatory

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW Asset Management Company is true, complete and correct.

Dated: May 10, 2007

TCW ASSET MANAGEMENT COMPANY

By: /s/ Linda D. Barker

Name: Linda D. Barker

Title: Authorized Signatory

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III, LLC is true, complete and correct.

Dated: May 10, 2007

TCW/CRESCENT MEZZANINE III, LLC

By: /s/ Linda D. Barker

Name: Linda D. Barker

Title: Authorized Signatory